Filed Pursuant to Rule 433
Registration No. 333-131970

CREDIT SUISSE (USA), INC.

14.70% Reverse Convertible Securities

due February 4, 2008

Linked to the Common Stock of Level 3 Communications, Inc.

Principal Amount:	$2,000,000.00

Maturity Date:	February 4, 2008, subject to postponement if a market disruption event exists on the valuation date.

Coupon:	The securities will pay a coupon of 14.70% per annum on the principal amount from their issue date.

Issue Date:	February 5, 2007.

Coupon Payment Dates:	Payable monthly in arrears on beginning March 4, 2007, and ending on the maturity date.

Valuation Date:	January 29, 2008, subject to postponement if a market disruption event occurs on that date.

Reference Shares:	Level 3 Communications, Inc. (Nasdaq Index: LVLT)

Initial Share Price:	$6.11

Knock-in Level:	60% of the initial share price, or $3.666 per share.

Initial Setting Date:	January 30, 2007.

Redemption Amount:	1.

If the closing price of the reference shares on the relevant exchange is not less than the knock-in level on any day from but not including the initial setting date to and including the valuation date, the redemption amount will equal 100% of the principal amount, payable in cash.

2.

If (i) the closing price of the reference shares on the relevant exchange is less than the knock-in level on any day from but not including the initial setting date to and including the valuation date and (ii) the closing price of the reference shares on the relevant exchange on the valuation date is greater than or equal to the initial share price, the redemption amount will equal 100% of the principal amount, payable in cash.

3.

Otherwise, at maturity, for each $1,000 principal amount of securities, you will receive a number of reference shares equal to the physical delivery amount, which is equal to $1,000 divided by the initial share price. The market value of the physical delivery amount will be less than the principal amount of your securities and may be zero.

Discounts and Commissions:	$32.50 per $1,000 principal amount of securities (3.25%)

Underwriter:	Credit Suisse Securities (USA) LLC

Calculation Agent:	Credit Suisse International

January 30, 2007

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc. will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.